Exhibit 99.2

On June 30, 2011, Dana Holding Corporation (“Dana”), through a subsidiary, purchased an additional 46% interest in Dongfeng Dana Axle Co., Ltd. (“DDAC”), a commercial vehicle axle manufacturer in China from Dongfeng Motor Co., Ltd. and certain of its affiliates for $124 million plus $3 million of transaction costs. A sales incentive agreement between DDAC and an affiliate of Dongfeng Motor Company, Ltd. entered in connection with this transaction could effectively increase Dana’s consideration by as much as $20 million if specified profitability targets are achieved. We have preliminarily recorded $5 million as the fair value of this contingent consideration. Our additional investment in DDAC, inclusive of fees and contingent consideration was recorded at its fair value of $132 million, an excess of $72 million over the corresponding DDAC book value.

The following unaudited pro forma financial information estimates the results of operations of Dana as if the additional 46% investment in DDAC had been acquired on January 1, 2010. The unaudited pro forma financial information is not intended to represent or be indicative of the results of operations of Dana that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations.

	Six Months Ended June 30, 2011
	DDAC
(In millions except per share amounts)	As Reported	Investment	Pro Forma
Equity earnings in affiliates	$11	$5	$16

Net income	$45	$5	$50

Net income attributable to parent company	$38	$5	$43

Net income available to common stockholders	$23	$5	$28

Net income per share — Basic	$0.16	$0.03	$0.19

Net income per share — Diluted	$0.15	$0.03	$0.19

Weighted-average common shares outstanding
Basic	146	146	146
Diluted	150	150	150

	Year Ended December 31, 2010
	DDAC
(In millions except per share amounts)	As Reported	Investment	Pro Forma
Equity earnings in affiliates	$10	$10	$20

Net income	$14	$10	$24

Net income attributable to parent company	$10	$10	$20

Net income (loss) available to common stockholders	$(22)	$10	$(12)

Net income (loss) per share — Basic	$(0.16)	$0.07	$(0.09)

Net income (loss) per share — Diluted	$(0.16)	$0.07	$(0.09)

Weighted-average common shares outstanding
Basic	141	141	141
Diluted	141	141	141

As a result of increasing our investment in DDAC from 4% to 50%, the accounting for our historical investment in DDAC has been retroactively adjusted from the cost to the equity method. The $1 million increase in equity earnings in affiliates for the year ended December 31, 2010, has been included in the “DDAC Investment” column in the preceding table.

This information should be read in conjunction with the historical financial statements and notes thereto of Dana included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.